Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE FIRST BANCSHARES, INC

1. The name of the Corporation is The First Bancshares, Inc.

2. Article FIVE of the of the Articles of Incorporation of the Corporation is hereby amended by deleting Article FIVE in its entirety and inserting a new Article FIVE as follows:

“The Corporation shall have the authority, exercisable by its board of directors (the “Board of Directors”), to issue up to 80,000,000 shares of voting common stock, par value $1.00 per share (the “Common Stock”).

The Corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.”

3. Article TEN of the of the Articles of Incorporation of the Corporation is hereby amended by deleting Article TEN in its entirety and inserting a new Article TEN as follows:

“Until the 2024 annual meeting of shareholders, the Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Commencing with the 2024 annual meeting of shareholders, the Board of Directors shall no longer be divided into three classes and each director shall be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.”

4. The date of adoption of these Articles of Amendment to the Corporation’s Articles of Incorporation is May 26, 2023.

5. These Articles of Amendment were proposed by the board of directors of the Corporation and submitted to the stockholders in accordance with the provisions of Title 79, Chapter 4, Article 10 of the Mississippi Code, and:

a. The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the Articles of Amendment were:

Designation	Number of Outstanding Shares	Number of Votes Entitled to Be Cast
Common Stock	31,054,546	31,054,546

b. The total number of votes cast for and against the amendments contemplated by Article Five of these Articles of Amendment by each voting group entitled to vote separately on the Articles of Amendment was:

Voting Group	Votes “FOR”	Votes “AGAINST”
Common Stock	24,584,493	1,694,053

c. The total number of votes cast for and against the amendments contemplated by Article Ten of these Articles of Amendment by each voting group entitled to vote separately on the Articles of Amendment was:

Voting Group	Votes “FOR”	Votes “AGAINST”
Common Stock	22,792,158	27,298

d. The number of votes cast for Article Five and Article Ten of these Articles of Amendment by each voting group was sufficient for approval by that voting group.

5. All other provisions of the Corporation’s Articles of Incorporation shall remain in full force and effect.

6. These Articles of Amendment shall be effective at 6:00 P.M. Central Time on the date of the filing of these Articles of Amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized corporate officer this 26th day of May, 2023.

THE FIRST BANCSHARES, INC.

By:	/s/ M. Ray (Hoppy) Cole, Jr.
Name: M. Ray (Hoppy) Cole, Jr.
Title: Chief Executive Officer and President
(Principal Executive Officer), Chairman of the Board

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